Exhibit 19.1

ANGKASA-X HOLDINGS CORP.

Insider Trading COMPLIANCE POLICY

Angkasa-X Holdings Corp., a British Virgin Islands business company (the “Company”) prohibits:

●	insider trading in the Company’s securities (“Securities”)[1]; and

●	the unauthorized disclosure of the Company’s confidential information that might enable others to engage in insider trading in the Securities.

The Company adopted this Insider Trading Compliance Policy (“Policy”) to prevent insider trading. In this Policy, we will discuss how you must comply with the laws against insider trading to avoid the serious penalties that could accompany a violation. We also seek to fulfill our obligation to educate and reasonably supervise the activities of employees, officers, directors and consultants who own or trade in the Company’s stock as part of our corporate compliance program. There are severe civil and criminal penalties associated with violations by you, your colleagues or the Company under insider trading laws. It is your obligation to review, understand and comply with this Policy. Please take the time to become familiar with its content. If you have questions about this Policy or your stock ownership or trading, please speak with Mr. Kian Hoe Ching, our current Director and Chair of the Audit Committee of the Company’s Board of Directors, who has been appointed as the Compliance Officer for this Policy (the “Compliance Officer”).

PART I. OVERVIEW

A.	To Whom does this Policy Apply?

This Policy applies to all of us, i.e., the Company’s Board of Directors (the “Board”), officers, employees and consultants, as well as our Affiliates (as defined below), and to multiple methods of trading in the Securities, such as purchases or sales of stock, options or other forms of equity. This Policy applies not only to you but also to your “Affiliates” (as defined by the securities laws), which include:

●	your spouse, child, parent, significant other or other family member, in each case, living in the same household;

●	all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities;

●	all persons who execute trades on your behalf, e.g., your stockbroker; and

●	all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities for which you have the ability to influence or direct investment decisions concerning securities. Please note that the Insider Trading Procedures (as defined below) do not apply to entities that engage in the investment of securities in the ordinary course of its business (e.g., mutual funds, an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and an Insider has hereby represented to the Company that such Insider’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

[1]	The law defines “securities” broadly to include common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

You are responsible for ensuring compliance with this Policy, including the Insider Trading Procedures contained herein, by all of your Affiliates. We recommend you obtain advice from your legal and financial advisors regarding trading in Company Securities by your Affiliates.

Special Procedures for Persons with Regular Access to Inside Information:

Members of our Board and our executive officers are deemed to have access to all “inside information” under insider trading laws. Other officers, employees and consultants may also require regular access to “inside information” in performing their work. For this reason and for their protection, additional trading procedures apply to these directors, officers, employees and consultants. We will notify all members of the Board, officers and designated employees and consultants (collectively, and solely for the purpose of this Policy, “Insiders”) that they are subject to these additional trading procedures (“Insider Trading Procedures”), which are set forth in Part II of this Policy. All Insiders must comply with these Insider Trading Procedures.

These Insider Trading Procedures establish trading blackout period restrictions, trading window periods, and pre-clearance requirements. Insiders covered by the Insider Trading Procedures will be restricted from trading in the Securities during blackout periods. Additionally, Insiders covered by the Insider Trading Procedures will be required to pre-clear all transactions involving the Securities. You will be notified if you are an Insider and required to comply with the Insider Trading Procedures.

Post-Termination Responsibilities:

In the event that you leave the Company for any reason, this Policy, including, if applicable, the Insider Trading Procedures, will continue to apply to you and your Affiliates until the completion of one full Trading Day (as defined below) after any material nonpublic information known to you has become public or is no longer material. As used in this Policy, the term “Trading Day” shall mean a day on which the primary national securities exchange or exchanges and/or over-the-counter market or markets on which Securities of the Company are listed or traded are open for trading.

B.	What is Prohibited by this Policy?

It is generally illegal for you to trade in the Securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company or its business activities. It is also generally illegal for you to disclose material, nonpublic information about the Company or its business to others who may trade on the basis of that information. In addition, if we receive material, non-public information from collaborators or from other companies that do business with the Company, then these same prohibitions would apply to trading in the securities of these other companies’ securities. These illegal activities are commonly referred to as “insider trading.”

When you are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

●	trading (whether for your account of for the account of another) in Securities, except for trades made in compliance with a valid Rule 10b5-1 trading plan[2];

●	giving trading advice of any kind about the Company; and

●	disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”).

The Policy prohibitions on insider trading do not apply to:

(1)	an exercise of an employee stock option when payment of the exercise price is made solely in cash to the Company; or

(2)	the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Insider Trading Procedures.

The Policy prohibitions on insider trading do apply to:

(1)	the sale of Securities on or after the exercise of an employee stock option;

(2)	the use of outstanding Securities to pay part or all of the exercise price of an option; and

(3)	any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

The above discussion is a summary; please read further below for additional details on the precise circumstances under which this Policy applies. These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight, and often with access to stock trading records and your communications regarding the transactions. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

C.	What is Material, Nonpublic Information?

This Policy prohibits you from trading in the Company’s Securities if you are in possession of information about the Company or its business that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.

[2]	Under Rule 10b5-1 of the Exchange Act, you are permitted to enter a written binding plan with your stock broker to trade in the Securities before you knew or had possession of material, nonpublic information and certain other conditions are satisfied.

“Material” Information

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor. Similarly, information about the Company is “material” if its disclosure could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company and affect investor views. In simple terms, material information is any type of information that could reasonably be expected to affect the price of the Securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

●	program developments, regulatory or clinical status or updates, including communications with regulatory authorities, prior to issuance of a press release or public update;

●	significant developments regarding collaborations, products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);

●	potential collaboration discussions or information about an unannounced new collaboration, financing or other similar deals;

●	projections of future earnings or losses, or other earnings guidance;

●	earnings or revenue that are inconsistent with the consensus expectations of the investment community;

●	potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

●	pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;

●	changes in senior management or the Board;

●	significant actual or threatened litigation or governmental investigations or major developments in such matters;

●	a cybersecurity incident;

●	changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;

●	potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and

●	bankruptcies or receiverships.

In some situations, the above events may not be material and in others, consultation with the Compliance Officer may help you determine that it has been publicly disclosed. In each situation, you should carefully consider and seek advice to determine their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to one company and not to a much larger company with multiple products; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material. You can look to our public press releases on the Company’s website (www.angkasa-x.com) to confirm recent disclosures.

The SEC has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Securities.

“Nonpublic” Information

Material information is “nonpublic” when it is not generally available to investors. The rationale is to provide all investors with an equal opportunity to access material information when making investment decisions. To claim information is “public,” we have to be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means (such as a pre-announced webcast presentation) that are reasonably designed to provide broad public access.

Information is not considered public at the moment it is disclosed. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to access and absorb the information that has been disclosed. For the purposes of this Policy, information will be considered public one full Trading Day after the close of the stock market following the Company’s public release of the information.

For example, if the Company announces material, nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company Securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company Securities is the opening of the market on Thursday.

D.	What are the Penalties for Insider Trading and Noncompliance with this Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. They have direct access to examine all trades and typically request names of employees and Insiders from Companies following a public announcement (positive or negative) that impacts a company’s stock price to determine whether suspect insider trading has occurred. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

●	disgorgement of the profit gained or loss avoided by the trading;

●	payment of the loss suffered by the persons who purchased or sold, as applicable, securities of the same class at prices impacted by the insider trading;

●	payment of criminal penalties of up to $5,000,000;

●	payment of civil penalties of up to three times the profit made or loss avoided; and

●	imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $1,525,000 or three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.

Violation of this Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E.	How Do You Report a Violation of this Policy?

If you have a question about this Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to the Compliance Officer.

PART II. INSIDER TRADING PROCEDURES FOR INSIDERS

A.	Special Trading Restrictions Applicable to Insiders

In addition to the restrictions on trading in Company Securities set forth above, Insiders and their Affiliates are subject to the following special trading restrictions:

1.	Prohibited Transactions At Any Time.

●	No Short Sales. No Insider may at any time sell any Securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

●	No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s Securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s Securities or engage in any other hedging transaction with respect to the Company’s Securities, at any time.

●	No Company Securities Subject to Margin Calls. No Insider may use the Company’s Securities as collateral in a margin account.

●	No Pledges. No Insider may pledge Company Securities as collateral for a loan (or modify an existing pledge).

2.	Gifts.

No Insider may give or make any other transfer of Company Securities without consideration (e.g., a gift or limited partner distribution, in the case of a fund) during a period when the Insider is not permitted to trade unless the donee agrees not to sell the shares until such time as the Insider can sell.

3.	Quarterly Blackout Periods

No Insider may trade in any Company’s Securities during the period commencing on close of business on the fifteenth (15th) calendar day before the end of each fiscal quarter or fiscal year of the Company and ending at the close of trading on the third (3rd) Trading Day following the date the Company’s financial results for such quarter or year are publicly disclosed. If, for example, the Company were to make a public announcement or filing of such results or on a Monday, Insiders shall not trade in the Company’s Securities until the following Friday. During these “blackout periods,” Insiders may possess or may be presumed to possess material nonpublic information about the Company’s financial results.

4.	No Trading During Retirement Plan Blackout Periods.

If the Company adopts a policy to allow ownership of Company stock in any 401(k) or other retirement plan of the Company, then no Insider may trade in any Company Securities, which were acquired in connection with such Insider’s service or employment with the Company, during a “retirement plan blackout period” except as specifically permitted below. A “retirement plan blackout period” includes any period of more than three (3) consecutive Trading Days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of its controlled group are prohibited from trading in Company Securities through their plan accounts. Insiders will receive advance notice of any such blackout period from the Compliance Officer.

5.	Special Blackout Periods

There are times when the Company or certain members of its Board or senior management or other team members may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such period could result in adverse publicity for the Company.

Therefore, Insiders may not trade in Company Securities if they are notified that the trading window is closed because of the existence of a material, nonpublic development. The Compliance Officer will subsequently notify the Insiders once the material nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Compliance Officer will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it is each Insider’s individual duty to ensure that they do not make any trade in Company Securities when material, nonpublic information exists, regardless of whether such Insider is aware of such development.

B.	Pre-Clearance Procedures

No Insider may trade in Company Securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his/her own trades from each other.

1.	Procedures. No Insider may trade in Company Securities until:

●	The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities and Exchange Act, as amended (“Exchange Act”), a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) Trading Days prior to the intended trade date;

●	The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;

●	The Insider has informed the Compliance Officer, using the Stock Transaction Request form attached hereto, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

●	The Compliance Officer has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Compliance Officer do not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.

2.	Additional Information.

Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

3.	No Obligation to Approve Trades.

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his or her sole discretion.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Insiders may not trade in Company Securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Insider is not aware of the material, nonpublic development involving the Company, if any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s Securities. The Compliance Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved. If an Insider requests clearance to trade in the Company’s Securities during the pendency of such an event, the Compliance may reject the trading request without disclosing the reason.

4.	Completion of Trades.

After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) Trading Days or make a new trading request.

5.	Post-Trade Reporting.

Any transactions in the Company’s Securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to this Policy on the same day in which such a transaction occurs. Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of the Securities within two business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

PART IV. Exemptions from Insider Trading Restrictions (all directors, officers, employees and consultants)

A.	Pre-Approved Rule 10b5-1 Plan.

The securities laws permit establishment of trading plans under Rule 10b5-1 of the Exchange Act that allow for persons to authorize, at a time when they are not in possession of material, nonpublic information, future trading. Under a compliant 10b5-1 Plan, a trade will not be subject to the Company’s trading windows, retirement plan blackout periods or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions.

If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:

●	satisfy the requirements of Rule 10b5-1;

●	be documented in writing;

●	be established during a trading window when such Insider does not possess material, nonpublic information; and

●	be pre-approved by the Compliance Officer.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Compliance Officer. Any transaction pursuant to a Rule 10b5-1 Plan must be timely reported following the transaction in accordance with the procedures set forth above.

The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1.

Any modification of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by the Compliance Officer. A modification must occur during a trading window and while such Insider is not aware of material, nonpublic information.

B.	Employee Benefit Plans.

Exercise of Stock Options. The trading prohibitions and Insider Trading Procedures do not apply to the exercise of a stock option to purchase securities of the Company when payment of the exercise price is solely made in cash and the Securities are held, not sold. The trading prohibitions and Insider Trading Procedures do apply to:

●	the same day or subsequent sale of the Securities acquired on the exercise of a stock option;

●	the use of outstanding Securities to pay part or all of the exercise price of an option;

●	any net option exercise;

●	any exercise of a stock appreciation right;

●	share withholding;

●	any sale of stock as part of a broker-assisted cashless exercise of an option; or

●	any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

For directors and executive officers subject to the requirements of Section 16 of the Exchange Act, the exercise of an option to purchase securities of the Company (and any subsequent sale) each triggers the obligation to file a Form 4 within two days. For this reason, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Insider Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the director, officer or employee in compliance with the Insider Trading Procedures.

Retirement Plan. The trading prohibitions and restrictions set forth in the Insider Trading Procedures do not apply to purchases of Securities in any 401(k) Plan of the Company (the “Retirement Plan”) resulting from periodic contributions by Insiders to the Retirement Plan pursuant to payroll deduction elections. Such prohibitions and restrictions do apply, however, to certain elections Insiders may make under the Retirement Plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against or receive a distribution from such Insider’s Retirement Plan account if the loan or distribution will result in a liquidation of some or all of such Insider’s Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to the Company stock fund.

PART IV. WAIVERS

A waiver of any provision of this Policy, or the Insider Trading Procedures contained herein, in a specific instance may be authorized in writing by either the Compliance Officer or the Audit Committee of the Board, and any such waiver shall be reported to the such committee or the Board.

PART V. ACKNOWLEDGEMENT

This Policy will be delivered to all current Insiders and to all directors, officers, and employees and consultants following its adoption or thereafter at the start of their employment or relationship with the Company. Each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Policy under the Company’s electronic training record system, and, if applicable, the Insider Trading Procedures contained herein. Directors and consultants that do not have access to the electronic training system will furnish a written acknowledgement of acceptance. A form of Acknowledgement is attached as Exhibit B.

All directors, officers, and employees and consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer.

* * *

Questions regarding this Policy are encouraged and may be directed to the Compliance Officer.

ADOPTED: October 24, 2024

EXHIBIT A

STOCK TRANSACTION REQUEST

Pursuant to its Policy, I hereby notify Angkasa-X Holdings Corp., a British Virgin Islands business company (the “Company”), of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION

Insider’s Name: ________________________________________

INTENT TO PURCHASE

Number of shares: __________________________

Intended trade date: __________________________

Means of acquiring shares:	☐	Acquisition through employee benefit plan (please specify):
___________________________________________________________

	☐	Purchase through a broker on the open market

	☐	Other (please specify):
__________________________________________________________

INTENT TO SELL

Number of shares:		__________________________
Intended trade date:		__________________________

Means of selling shares:	☐	Sale through employee benefit plan (please specify):
___________________________________________________________

	☐	Sale through a broker on the open market

	☐	Other (please specify): ________________________________________

SECTION 16		RULE 144 (Not applicable if transaction requested involves a purchase)
☐	I am not subject to Section 16.	☐	I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended).
☐	To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.	☐	To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.
		☐	The transaction requested is being made pursuant to an effective registration statement covering such transaction.
☐	None of the above.	☐	None of the above.

CERTIFICATION

I hereby certify that I am not (1) in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Insider Trading Compliance Policy and (2) purchasing any securities of the Company on margin in contravention of the Company’s Insider Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

Insider’s Signature	Date

AUTHORIZED APPROVAL

Signature of Compliance Officer (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

EXHIBIT B

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Compliance Policy of Angkasa-X Holdings Corp., a British Virgin Islands business company (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Compliance Policy and the Insider Trading Procedures included therein by all of my “Affiliates.” I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Compliance Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Securities in a transaction that the Company considers to be in contravention of the Insider Trading Compliance Policy.

Date:	Signature:

Name:

Title:

Appendix A

ANGKASA-X HOLDINGS CORP.

FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Angkasa-X Holdings Corp.

Unit No. 11-1, Level 11, Tower 3, Avenue 3

Bangsar South, No. 8 Jalan Kerinchi,

59200 Kuala Lumpur, Malaysia

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Angkasa-X Holdings Corp. and its subsidiaries (the ‘Company’) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended of December 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, for the years ended December 31, 2024 and 2023 the Company incurred a net loss of $1,144,670 and $1,686,901 and had an accumulated losses of $4,261,240 and $3,153,565 for year ended December 31, 2024 and 2023 respectively. As of December 31, 2024, the Company had stockholders’ deficit of $3,055,690 which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way of our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosure to which they relate.

Classification of irredeemable convertible preference shares

The Company, on January 28, 2023, had issued several classes of preference shares through its subsidiary amounting to 562,650 units at $0.4333 per share, 919,558 at $0.4766 per share, 636,300 at $0.4540 per share and 562,650 units at $0.4333 per share respectively. The ICPS term and condition has expired but yet to be converted or exercised as at balance sheet date. The classification of irredeemable convertible preference share was recognized as equity and included in the financial statements for the year ended December 31, 2024. We identified the classification and accounting treatment of the irredeemable convertible preferences shares as a critical audit matter because of significant degree of judgement required on the determination of equity and debt component.

Our audit procedure in this area in assessing the classification of the financial instrument as liability or equity are as follows:

a)	Assessing the term sheet provided by the management;
b)	Assessing the reliability of management’s assumption and estimate in place;
c)	Evaluated the appropriateness of the management’s determination of the classification of financial instrument;
d)	Performed analysis and findings on the classification of financial instrument; and
e)	Assessed the adequacy and reasonableness of the disclosure in the financial statements.

Recognition of Right-of-Use assets (“ROUA”) and Lease Liabilities

During the financial year, the Company’s lease agreements with USM (the “landlord”) raise a concern about altercation due to the issues related to soil erosion of the premises. This led to uncertainty regarding the repayment of lease liabilities. Management was unable to obtain a definitive response from the landlord about the repayment terms. As a result, the company has not modified or derecognized its right-of-use asset (ROUA) or lease liability (LL). We identified the recognition of the right-of-use asset (ROUA) and lease liability (LL) as a critical audit matter due to the significant degree of judgement required in assessing the Company’s contractual obligations under the lease.

Our audit procedure in this area in assessing the Company’s contractual obligations under the lease are as follows:

a)	Obtained and reviewed the tenancy agreement cum correspondence between management and landlord, inquired the likelihood of termination of the tenancy;
b)	Assessed lease terms and conditions to determine classification (finance or operating lease) and verified management’s classification judgements;
c)	Reviewed management’s methodology in continuing recognizing the lease;
d)	Inquired management about lease modifications or termination during the period; and
e)	Assessed the adequacy of the disclosures in the financial statements.

/s/ JP Centurion & Partners PLT
JP CENTURION & PARTNERS PLT

We have served as the Company’s auditor since 2021.
Kuala Lumpur, Malaysia May 15, 2025

PCAOB ID: 6723

F-3

ANGKASA-X HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS

For the years ended December 31, 2024 and December 31, 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Audited)

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
ASSETS

CURRENT ASSETS:
Trade receivables	$7,625	$4,571
Other receivables, deposits and prepayments	$22,872	$21,665
Amount due from related parties	$-	$16,700
Cash and cash equivalents	$50,388	$49,883
Total current assets	$80,885	$92,819

NON-CURRENT ASSETS:
Plant and equipment, net	$1,120,743	$1,300,820
Right-of-use assets, net	$415,003	$408,699
Goodwill	$-	$64,578
Total non-current assets	$1,535,746	$1,774,097

TOTAL ASSETS	$1,616,631	$1,866,916

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	$804	$505
Amount owing to directors	$1,259,875	$1,069,384
Accrued expenses and other payables	$2,483,605	$1,772,914
Amount due to related party	$403,500	$403,500
Lease liabilities	$19,572	$20,160
Provision for taxation	$31	$31
Total current liabilities	$4,167,387	$3,266,494

NON-CURRENT LIABILITIES:
Lease liabilities	$504,934	$463,944
Total non-current liabilities	$504,934	$463,944

TOTAL LIABILITIES	$4,672,321	$3,730,438

COMMITMENTS AND CONTINGENCIES		-

STOCKHOLDERS’ EQUITY:
Share capital;
Common Shares, $0.0001 par value, 100,000,000,000 shares authorized, 229,000,001 and 100 shares issued and outstanding as of Dec 31, 2024 and Dec 31, 2023 respectively	$22,900	$22,900
Additional paid-in capital	$315,213	$315,213
Irredeemable convertible preference shares	$973,092	$973,092
Merger reserve	$(1,726)	$(1,726)
Comprehensive loss	$(91,503)	$(44,149)
Accumulated losses	$(4,261,240)	$(3,153,565)
Non-controlling interest	$(12,426)	$24,713
Total stockholders’ equity	$(3,055,690)	$(1,863,522)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,616,631	$1,866,916

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ANGKASA-X HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2024 and December 31, 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Audited)

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)

Revenue	$98,787	$198,740
Cost of revenue	$(32,356)	$(63,350)
Gross Profit	$66,431	$135,390

Other income
Realised gain from foreign exchange	$21,181	$-
Unrealised gain from foreign exchange	$13,513	$-
Other income	$109,645	$5,093
Total other income	$144,339	$5,093

Operating expenses:
General and administrative expenses	$(1,323,899)	$(1,748,690)
Realised loss from foreign exchange	$(875)	$(17,913)
Unrealised loss from foreign exchange	$-	$(17,975)
Total operating expenses	$(1,324,774)	$(1,784,578)

Loss from operations	$(1,114,004)	$(1,644,095)

Finance cost	$(30,666)	$(30,397)

Loss before income tax expense	$(1,144,670)	$(1,674,492)

Income tax expense	$-	$(12,409)

Net loss for the year	$(1,144,670)	$(1,686,901)

Other comprehensive (loss)
- Foreign exchange translation adjustment	$(47,498)	$(47)

Total comprehensive loss for the year	$(1,192,168)	$(1,686,948)

Net loss for the year attributable to:
Owners of the Company	$(1,107,675)	$(1,673,877)
Non-controlling interests	$(36,995)	$(13,024)
	$(1,144,670)	$(1,686,901)

Total comprehensive loss for the year attributable to:
Owners of the Company	$(1,155,029)	$(1,672,466)
Non-controlling interests	$(37,139)	$(14,482)
	$(1,192,168)	$(1,686,948)

Weighted average number of common shares outstanding – basic and diluted	$229,000,001	$229,000,001

Net loss per common share- basic and diluted	$(0.0050)	$(0.0074)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ANGKASA-X HOLDINGS CORP.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

For the years ended December 31, 2024 and December 31, 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Audited)

	ORDINARY SHARES		IRREDEEMABLE CONVERTIBLE PREFERENCE SHARES		ADDITIONAL	ACCUMULATED OTHER			NON-	TOTAL
	Number of shares	Amount	Number of shares	Amount	PAID-IN CAPITAL	COMPREHENSIVE LOSS	MERGER RESERVE	ACCUMULATED LOSSES	CONTROLLING INTEREST	STOCKHOLDERS’ EQUITY
Balance at January 1, 2023	229,000,001	$22,900	2,124,058	$973,092	$315,213	$(45,559)	$(1,726)	$(1,479,688)	$39,194	$(176,574)

Net loss		$-		$-	$-	$-	$-	$(1,673,877)	$(13,024)	$(1,686,901)
Foreign currency translation adjustments		$-		$-	$-	$1,410	$-	$-	$(1,457)	$(47)

Balance at December 31, 2023	229,000,001	$22,900	2,124,058	$973,092	$315,213	$(44,149)	$(1,726)	$(3,153,565)	$24,713	$(1,863,522)

Net loss		$-		$-	$-	$-	$-	$(1,107,675)	$(36,995)	$(1,144,670)
Foreign currency translation adjustments		$-		$-	$-	$(47,354)	$-	$-	$(144)	$(47,498)
Balance at December 31, 2024	229,000,001	$22,900	2,124,058	$973,092	$315,213	$(91,503)	$(1,726)	$(4,261,240)	$(12,426)	$(3,055,690)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

ANGKASA-X HOLDINGS CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31, 2024 and December 31, 2023

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Audited)

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)

Cash flows from operating activities:
Net loss	$(1,144,670)	$(1,674,492)
Adjustments to reconcile net loss to net cash (used in)/generated from operating activities:
Depreciation for plant and equipment	$210,580	$131,640
Amortisation of right-of-use assets	$35,576	$34,970
Finance cost	$30,666	$30,397
Impairment loss on goodwill from acquisition	$66,252	$-
Provision of expected credit loss	$24,880	$-
Foreign exchange (gain)/loss	$(75,775)	$30,892
Changes in operating assets and liabilities:
Trade receivables	$(3,054)	$(1,173)
Other receivables, deposits and prepayments	$(1,207)	$(6,518)
Amount due from related parties	$(8,180)	$(16,700)
Trade payables	$300	$505
Accrued expenses and other payables	$710,692	$1,283,570
Amount owing to directors	$190,491	$581,494
Tax Paid	$-	$(12,409)
Net cash generated from operating activities	$36,551	$382,176

Cash flows from investing activities:
Purchase of plant and equipment	$(1,274)	$(787,228)
Net cash used in investing activities	$(1,274)	$(787,228)

Cash flows from financing activities:
Loan received from shareholders	$-	$403,500
Repayment of lease liabilities	$(34,772)	$(24,035)
Net cash (used in)/generated from financing activities	$(34,772)	$379,465

Effect of exchange rate changes in cash and cash equivalents	$-	$-

Net changes in cash and cash equivalents	$505	$(25,587)

Cash and cash equivalents, beginning of the year	$49,883	$75,470

Cash and cash equivalents, end of the year	$50,388	$49,883

The accompanying notes are an integral part of these consolidated financial statements.

F-7

ANGKASA-X HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Description of Business

Angkasa-X Holdings Corp. (“Angkasa-X”) is a BVI company incorporated on January 22, 2021, and conduct our business in Malaysia through our subsidiaries AngkasaX Sdn. Bhd.

On January 27, 2021, our Company has acquired Angkasa-X Holdings Corp., a company incorporated in Labuan, Malaysia. In consideration of the equity interests of Angkasa-X Holdings Corp., our Chief Executive Officer, Dr. Seah Kok Wah was compensated $100.

On March 23, 2021, our company through its subsidiaries in Labuan, Angkasa-X Holdings Corp., acquired AngkasaX Sdn. Bhd., a private limited company incorporated in Malaysia. In consideration of the equity interests of AngkasaX Sdn. Bhd., our Chief Executive Officer, Dr. Seah Kok Wah was compensated MYR 100.

On September 30, 2021, we invested into AXSpace Sdn. Bhd., a private limited company incorporated in Malaysia, through our Malaysia subsidiary, AngkasaX Sdn. Bhd. with Silkwave Asia Sdn. Bhd. AngkasaX Sdn. Bhd. owns 50% equity interest in AXSpace Sdn. Bhd.

On November 8, 2021, we invested into AngkasaX Global Sdn. Bhd., a private limited company incorporated in Malaysia, through our Labuan subsidiary, Angkasa-X Holdings Corp. with B-Global Sdn. Bhd. Angkasa-X Holdings Corp. owns 51% equity interest in AngkasaX Global Sdn. Bhd.

On December 29, 2021, our Company through its subsidiary in Labuan, Angkasa-X Holdings Corp., invested MYR260,205 and subscribed to 260,205 shares in Mercu Tekun Sdn. Bhd., a private limited company incorporated in Malaysia., representing 51% of the total issued shares of Mercu Tekun Sdn. Bhd.

Variable Interest Entity (“VIE”)

AngkasaX Innovation Sdn. Bhd. (“AXI”) was incorporated in Malaysia on March 3, 2021. AXI’s principal activities are research and development and satellite Intellectual Property development. Our founders, Dato’ Dr. Kok Wah Seah and Dr. Kin Wan Lim, are the two shareholders and directors of AXI. Our Labuan subsidiary, Angkasa-X Holdings Corp. controls AXI through a series of contractual arrangements (the “VIE Agreements”). The VIE agreements include (i) an Exclusive Business Cooperation Agreement, (ii) a Loan Agreement, (iii) a Share Pledge Agreement, (iv) a Power of Attorney and (v) an Exclusive Option Agreement with the shareholder of AXI.

Set forth below is a more detailed description of each of the VIE agreements.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement, Angkasa-X Holdings Corp. serves as the exclusive provider of information technology consulting services, management software development, computer hardware and software research, development and sales to AngkasaX Innovation Sdn. Bhd.. In consideration of such services, AngkasaX Innovation Sdn. Bhd. has agreed to pay a service fee to Angkasa-X Holdings Corp., which is based on the time of services rendered multiplied by the corresponding rate, plus amount of the services fees or ratio decided by the board of directors of Angkasa-X Holdings Corp.. The Agreement has a term of 10 years but may be extended by Angkasa-X Holdings Corp. in its discretion.

Loan Agreement

Pursuant to the Loan Agreement, Angkasa-X Holdings Corp. granted interest-free loans to the shareholders of the AngkasaX Innovation Sdn. Bhd. for the sole purpose of increasing the registered capital of the AngkasaX Innovation Sdn. Bhd.. These loans are eliminated with the capital of AngkasaX Innovation Sdn. Bhd. during consolidation.

F-8

Share Pledge Agreement

Pursuant to the Share Pledge Agreement, the shareholders of AngkasaX Innovation Sdn. Bhd. pledged to Angkasa-X Holdings Corp. a first security interest in all of their equity interests in AngkasaX Innovation Sdn. Bhd. to secure AngkasaX Innovation Sdn. Bhd.’s timely and complete payment and performance of its obligations under the Exclusive Business Cooperation Agreement. During the term of the Share Pledge Agreement, the pledgors agreed, among other things, not to transfer, place or permit the existence of any security interest or other encumbrance on their interest in AngkasaX Innovation Sdn. Bhd. without the prior written consent of Angkasa-X Holdings Corp.. The pledge shall remain in effect until 10 years or such extended term by Angkasa-X Holdings Corp as per the Exclusive Business Cooperation Agreement or upon the obligations under the principal agreement have been fulfilled, whichever is later. However, upon the full payment of the consulting and service fees under the Exclusive Business Cooperation Agreement and upon the termination of AngkasaX Innovation Sdn. Bhd.’s obligations under the Exclusive Business Cooperation Agreement, the Share Pledge Agreement shall be terminated and Angkasa-X Holdings Corp. shall terminate this agreement as soon as reasonably practicable.

Power of Attorney

Pursuant to the Power of Attorney, Dr. Seah Kok Wah and Dr. Lim Kin Wan, as the shareholders of AngkasaX Innovation Sdn. Bhd., granted to the Angkasa-X Holdings Corp. the right to (i) attend shareholders meetings of AngkasaX Innovation Sdn. Bhd. (ii) exercise all shareholder rights (including voting rights) with respect to such equity interests in AngkasaX Innovation Sdn. Bhd. and (iii) designate and appoint on behalf of such shareholders the legal representative, directors, supervisors, and other senior management members of AngkasaX Innovation Sdn. Bhd.. The Power of Attorney is irrevocable and is continuously valid from the date of execution of such Power of Attorney, so long as such persons remain shareholders of AngkasaX Innovation Sdn. Bhd.

Exclusive Option Agreement

Pursuant to the Exclusive Option Agreement, the shareholders of AngkasaX Innovation Sdn. Bhd. granted Angkasa-X Holdings Corp. an irrevocable and exclusive right and option to purchase up to 49% of their equity interests in AngkasaX Innovation Sdn. Bhd.. The purchase price shall be equal to the capital paid in by the shareholders, adjusted pro rata for the purchase of less than all of the equity interests. The Agreement is effective for a term of 10 years and may be renewed at Angkasa-X Holdings Corp.’s election.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The consolidated financial statements of the Company include the financial statements of the Company, its subsidiaries and VIE in which the Company is the primary beneficiary. The results of the subsidiaries are consolidated from the date on which the Company obtained control and continues to be consolidated until the date that such control ceases. Subsidiary company is consolidated using the merger method of accounting as the business combination of this subsidiary company involved an entity under common control. All intercompany balances and transactions between the Company and its subsidiaries have been eliminated in consolidation.

Below is the organization chart of the Group.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Foreign Currency Translation and Transactions

The Company uses United States dollars (“$”) as reporting currency. The functional currency of company’s subsidiary incorporated in Labuan is maintained in United States dollars (“$”). In addition, VIE and subsidiaries incorporated in Malaysia are maintained in their local currencies which are Malaysia Ringgit (“MYR”). Monetary assets and liabilities denominated in currencies other than their local currencies are translated into local currencies at the rates of exchange in effect at the consolidated balance sheet dates.

Transactions denominated in currencies other than their local currencies during the year are converted into local currencies at the applicable rates of exchange prevailing when the transactions occur. Transaction gains and losses are recorded in other income, net in the consolidated statements of income and comprehensive income.

F-9

Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing at the balance sheet date.

The following table outlines the currency exchange rates that were used for the respective periods:

	As of and for the year ended December 31, 2024	As of and for the year ended December 31, 2023
Year/Period-end MYR:US$1 exchange rate	4.4755	4.5915
Year/Period-average MYR:US$1 exchange rate	4.5711	4.5653
Year/Period-end MYR:HKD$1 exchange rate	0.5764	0.5876
Year/Period-average MYR:HKD$1 exchange rate	0.5858	0.5832
Year/Period-end MYR:SGD$1 exchange rate	3.2878	3.4822
Year/Period-average MYR:SGD$1 exchange rate	3.4208	3.3981
Year/Period-end MYR:CNY$1 exchange rate	0.6131	0.6469
Year/Period-average MYR:CNY$1 exchange rate	0.6351	0.6441

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the years ended December 31, 2024 and 2023 the Company incurred a net loss of $1,144,670 and $1,686,901 and had an accumulated losses of $4,261,240 and $3,153,565 for years ended December 31, 2024 and 2023 respectively. As of December 31, 2024, the Company had stockholders’ deficit of $3,055,690 which raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, bank balances, deposits with licensed banks, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and subject to an insignificant risk of changes in value, net of bank overdrafts and pledged deposits, if any.

Accounts Receivable

Accounts receivable are recorded in accordance with ASC 310, “Receivables.” Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company does not currently have any amount recorded as an allowance for doubtful accounts. Based on management’s estimate and based on all accounts being current, the Company has not deemed it necessary to reserve for doubtful accounts at this time.

The Company estimates and records a provision for its expected credit losses related to its financial instruments, including its trade receivables. Management considers historical collection rates, the current financial status of the Company’s customers, macroeconomic factors, and other industry-specific factors when evaluating current expected credit losses. Forward-looking information is also considered in the evaluation of current expected credit losses. However, because of the short time to the expected receipt of accounts receivable, management believes that the carrying value, net of expected losses, approximates fair value and therefore, relies more on historical and current analysis of such financial instruments, including its trade receivables.

Credit loss rate is determined by historical collection based on aging schedule, adjusted for current conditions using reasonable and supportable forecasts. Based on the aging categorization and the adjusted loss rate per category, an allowance for credit losses is calculated by multiplying the adjusted loss rate with the amortized cost in the respective age category.

Property, Plant and Equipment (PPE)

Property, plant and equipment, consist of office equipment and computer software, is recorded at cost reduced by accumulated depreciation and impairment, if any. Depreciation expense is recognized over the assets’ estimated useful lives of five years using the straight-line method. Major additions and improvements are capitalized as additions to the property, plant and equipment accounts, while replacements, maintenance and repairs that do not improve or extend the life of the respective assets, are expensed as incurred. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

F-10

Right-of-Use (ROU)

For all leases at the lease commencement date, a right-of-use asset and a lease liability are recognized. The right-of-use asset represents the right to use the leased asset for the lease term. The lease liability represents the present value of the lease payments under the lease. Right-of-use assets depreciates on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term.

Lease

A lease is defined as ‘a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration’.

Lease liability is measured at the present value of the lease payments unpaid at that date, discounted using the interest rate implicit in the lease if that rate is readily available or the Group’s incremental borrowing rate.

Goodwill

Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. Goodwill is not being amortized but is reviewed at least annually for impairment and whenever events or changes in circumstances indicate that the value of the asset may be impaired. In the evaluation of goodwill impairment, the Company performs a qualitative assessment to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment is not conclusive, we proceed to a two-step process to test goodwill for impairment including comparing the fair value of the reporting unit to its carrying value (including attributable goodwill). Fair value for the reporting units is determined using an income or market approach incorporating market participant considerations and management’s assumptions on revenue growth rates, operating margins, discount rates and expected capital expenditures. Fair value determinations may include both internal and third-party valuations.

Fair Value Measurement

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

● Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

● Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

● Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The Company’s financial instruments, including cash, accounts receivable, prepaid expense and other current assets, accounts payable and accrued liabilities, and loans payable, are carried at historical cost. At December 31, 2024 and December 31, 2023, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

F-11

Non-Controlling Interests

For the Company’s subsidiaries majority-owned by the Company, non-controlling interests are recognized to reflect the portion of the equity which is not attributable, directly or indirectly, to the Company as the controlling shareholder. Non-controlling interests acquired through a business combination are recognized at fair value at the acquisition date, which is estimated with reference to the purchase price per share as of the acquisition date.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, as issued by the Financial Accounting Standards Board (“FASB”). ASC 606 provides a five-step model for recognizing revenue, which requires management to exercise judgment in evaluating the terms and conditions of each contract. The five steps are:

(1)	Identify the contract(s) or agreement(s) with a customer;
(2)	Identify the performance obligations in the contract or agreement;
(3)	Determine the transaction price;
(4)	Allocate the transaction price to the performance obligations in the contract or agreement; and
(5)	Recognize revenue when (or as) each performance obligation is satisfied.

The Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Under Topic 606, the Company records revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

For service contracts, including project management, engineering consultancy, and installation services, the Company identifies each service component as a distinct performance obligation. Revenue is recognized upon completion of the performance obligation, which is typically when the service has been fully rendered, and collectability of the consideration is probable. Revenue and related costs are deferred until the performance obligation is satisfied. Deferred costs are recorded as “Deferred Costs of Revenue,” and payments received in advance of completion are recorded as “Deferred Revenue.”

Management evaluates each contract on an ongoing basis for potential losses and, where applicable, recognizes a liability if total estimated costs are expected to exceed total estimated revenue.

Satellite-as-a-Service

Revenue from Satellite-as-a-Service offerings is recognized at a point in time, when the performance obligation is satisfied. Revenue is recognized when the services have been rendered and the deliverables are transferred to the customer, either electronically or physically, and the customer has accepted the deliverables, and it is probable that the Company will collect the consideration to which it is entitled in exchange for the services provided. Revenue is recorded net of any applicable discounts.

Cost of Revenue

The cost of revenue includes all direct costs incurred in the generation of revenue, which comprises:

(1) Cost of service revenue - This primarily consists of employee compensation related to the provision of services.

(2) Cost of installation work – This primarily includes materials, supplies, and service provider fees directly attributable to installation activities

The cost of revenue is recognized in the same period in which the associated revenue is recognized, in accordance with ASC 606.

Earnings Per Share

Basic earnings per share is computed by dividing net income attributable to common shareholders by the weighted average common shares outstanding during the periods. Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average common shares outstanding during the period adjusted for the effect of dilutive common share equivalent (computed using the treasury stock or if converted method).

Income Taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Related Parties

The Company follows ASC 850, “Related Party Disclosures”, for the identification of related parties and disclosure of related party transactions and balances.

F-12

Segment Reporting

The Company follows the guidance of ASC 280, “Segment Reporting”, which establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about services categories, business segments and major customers in financial statements. For the year ended December 31, 2024, the Company has five reportable segments based on business unit, Satellite Earth Observation, Satellite Ground Station Turnkey Services, Research & Development Center, Startup In Development and Holding Company, and two reportable segments based on country, Malaysia and Non-Malaysia. The Company also adopted ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In November 2023, the FASB issued ASU 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses. The ASU 2023-07 is effective for annual reporting periods beginning after December 15, 2023 and interim periods in fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company has already adopted this ASU on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” to expand the disclosure requirements for income taxes, specifically related to the rate reconciliation and income taxes paid. The ASU 2023-09 is effective for annual reporting periods beginning after December 15, 2024. Early adoption is permitted. The Company has already adopted this ASU on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosure (Subtopic 220-40), Disaggregation of Income Statement Expenses, which requires disclosure of disaggregation of certain relevant expenses included in the consolidated statements of operations on an annual and interim basis. The updated standard will be effective for annual periods beginning in fiscal 2027. The Company is currently evaluating the impact of this ASU may have on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses. The new standard requires entities to disclose additional information about certain expenses, such as purchases of inventory, employee compensation, depreciation, intangible asset amortization, as well as selling expenses included in commonly presented expense captions on the income statement. The FASB further clarified the effective date in January 2025 with the issuance of ASU 2025-01, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Companies have the option to apply this guidance either on a retrospective or prospective basis, and early adoption is permitted.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Note–3 - Business Combination

On December 29, 2021, Angkasa-X Holdings Corp. purchased 51% equity interest in Mercu Tekun (the “Mercu Tekun Shares”), a company provides turnkey services, provision of design and consultancy services of network topology for satellite transmissions infrastructure and interconnectivity platform and configuration and commissioning services of network equipment and radio transmission platform. The purchase price paid by Angkasa-X Holdings Corp. for the Mercu Tekun Shares consisted of cash. The cash consideration paid was the aggregate amount of $62,241 (the “Acquisition”). The purpose of the Acquisition was to acquire the Mercu Tekun’s market position and expand services offering.

The Acquisition is accounted for under the acquisition method of accounting for business combination, the total purchase price is allocated to tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values on December 28, 2021 with the excess recorded as goodwill. The carrying amount of accounts receivable approximates fair value due to the short-term nature, all the accounts receivable was expected to be collected after the Acquisition. Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible net assets from purchased of Mercu Tekun’s business and is not deductible for tax purposes.

Note 4 – Trade Receivables

Trade receivables as of December 31, 2024 and December 31, 2023 are summarized as below:

	Year ended December 31, 2024	Year ended December 31, 2023
	(Audited)	(Audited)
Provision of services	$7,625	$4,571
Total trade receivables	$7,625	$4,571

Note 5 – Other Receivables, Deposits and Prepayments

Other receivables, deposits and prepayments consisted of the following as of December 31, 2024 and December 31, 2023.

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
Other Receivables	$804	$-
Deposits	$10,648	$10,291
Prepayments	$11,420	$11,374
Total other receivables, deposits and prepayments	$22,872	$21,665

As of December 31, 2024 and 2023, the amount of $22,872 and $21,665 respectively on other receivables, deposits and prepayments are receivables for non-related party transactions and outstanding balances.

F-13

Note 6 – Cash and Cash Equivalents

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
Cash at bank	$50,388	$32,460
Fixed deposit with licensed bank	$-	$17,423
Total cash and cash equivalents	$50,388	$49,883

As at December 31, 2024 and December 31, 2023, the Company recorded cash and cash equivalents of $50,388 and $49,883 respectively which consists of cash on hand, bank balances and fixed deposit with licensed bank.

Note 7 – Plant and Equipment

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
Office equipment	$19,895	$19,191
Software	$69,298	$71,829
Furniture and fittings	$21,187	$21,980
Renovation	$20,761	$21,183
Space component	$888,458	$893,556
Ground component	$35,671	$35,876
Ground component under construction	$397,341	$419,205
	$1,452,611	$1,482,820
Less: Accumulated depreciation and amortization	$(361,098)	$(152,049)
Foreign exchange translation	$29,230	$(29,951)
Total	$1,120,743	$1,300,820

As at December 31, 2024 and 2023, the depreciation and amortization expense, classified as operating expenses, were $210,580 and $131,640 respectively.

F-14

Note 8 – Goodwill

As of December 31, 2021, the value of goodwill of $71,045 was recorded due to acquisition of 51% equity interest of Mercu Tekun Sdn. Bhd. Goodwill is not amortized but tested for impairment annually. On December 31, 2024, the goodwill was re-translated at year end closing rate and fully impaired, resulting in an impairment loss recognized in the consolidated financial statements.

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
Goodwill	$71,045	$71,045
Impairment loss	$(66,252)	$-
Foreign exchange translation	$(4,793)	$(6,467)
Total goodwill	$-	$64,578

Note 9 – Amount Owing to Directors

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
Amount owing to directors	$1,259,875	$1,069,384
Total amount owing to directors	$1,259,875	$1,069,384

The amount owing to directors are unsecured, interest-free and repayable on demand.

Note 10 – Amount Due From/(To) Related Parties

Related party balance consisted of the following as of December 31, 2024 and December 31, 2023.

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
Amount due from related parties (i)	$24,880	$16,700
Provision of expected credit loss (i)	$(24,880)	$-
Amount due to related party (ii)	$(403,500)	$(403,500)
Total amount due to related parties	$(403,500)	$(386,800)

(i)	As of December 31, 2024, the Company had a total amount due from related parties of $24,880, which represents non-trade receivables from the following entities: See Unicorn Ventures Limited ($12,750), Angkasa-X (L) Foundation ($8,450), Angkasa-X Holdings Limited (Hong Kong) ($1,480), and Angkasa-X Holdings Corp. (United States) ($2,200). These entities are considered related parties due to the presence of a common director, Dato’ Dr. Kok Wah Seah. The outstanding balances relate to secretarial expenses paid by the Company on behalf of these entities. The total outstanding balance has been fully impaired as of December 31, 2024, in view of the uncertainty surrounding the recoverability of these amounts.

(ii)	As of December 31, 2024, the amount due to related party of $403,500 being loan from the Company’s shareholder, See Unicorn Ventures Limited. See Unicorn Ventures Limited has undertaken that any withdrawal or recall of the amount extended to the Company, if any, will not be made to the extent that such action would affect the Company’s ability to continue as a going concern.

Note 11 – Accrued Expenses and Other Payables

Accrued expenses and other payables as of December 31, 2024 and December 31, 2023 consisted of the following:

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
Accrued expenses	$1,220,901	$1,016,491
Other payables	$1,262,704	$756,423
Total accrued expenses and other payables	$2,483,605	$1,772,914

All short term payables are measured at undiscounted amounts because the effect of discounting is immaterial. The accrued expenses included an amount of $761,129 and $452,503 pertaining to directors’ remuneration for December 31, 2024 and 2023, respectively.

F-15

Note 12 – Lease Right-Of-Use Assets and Lease Liabilities

As of December 31, 2024, the company has four separate operating lease agreements for three office space in Malaysia with a term of three years, and one operating land lease in Malaysia (USM Penang) with a term of 20 years. The company accounts for the lease and non-lease components of its leases as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease terms. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make the lease payments arising from the lease. Generally, the implicit rate of interest (“discount rate”) in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payment made and excludes lease incentives.

The components of operating lease cost and supplemental cash flow information related to leases are as follows:

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
Lease costs
Operating leases - rental expenses	$34,772	$24,035
Operating leases - rental payment	$21,646	$20,750

Other information
Cash paid for amounts included in the measurement of lease liabilities	$34,772	$24,035
Weighted average remaining lease term – operating leases (in years)	16.87	17.17
Weighted average discount rate – operating leases	6.35 – 6.85%	6.35 – 6.85%

The supplemental balance sheet information related to lease is as follows:

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
Non – current assets
Right-of-use assets (i)	$415,003	$408,699

Current liabilities
Operating lease liabilities	$19,572	$20,160
Non - Current liabilities
Operating lease liabilities	$504,934	$463,944

(i)	Operating lease right-of-use assets are measured at a cost of $510,430 and $466,296 and less accumulated amortization of $95,427 and $57,597 as of December 31, 2024, and 2023, respectively.

As of December 31, 2024 operating lease right of use asset as follow:

December 31, 2024
(Audited)
Balance as of January 1, 2023	$446,957
Additions	$20,055
Remeasurement	$(6,087)
Less: Amortization during the year	$(34,970)
Foreign exchange translation loss	$(17,256)
Balance as of December 31, 2023	$408,699
Addition	$31,378
Remeasurement	$-
Less: Amortization during the year	$(35,576)
Foreign exchange translation gain	$10,502
Balance as of December 31, 2024	$415,003

As of December 31, 2024, operating lease liability as follow:

December 31, 2024
(Audited)
Balance as of January 1, 2023	$482,655
Add: Finance cost	$30,397
Add: Additions	$20,055
Less: Repayment of lease liabilities	$(24,035)
Remeasurement	$(6,087)
Foreign exchange translation gain	$(18,881)
Balance as of December 31, 2023	$484,104
Add: Finance cost	$30,666
Add: Additions	$31,378
Less: Repayment of lease liabilities	$(34,772)
Remeasurement	$-
Foreign exchange translation loss	$13,130
Balance as of December 31, 2024	$524,506

Note 13 – Stockholders’ Equity

(A) Ordinary Shares

From the inception date January 22, 2021 to December 31, 2021, 228,000,001 Ordinary Shares was issued to 7 stockholders at a price of $0.0001 per share for gross proceeds of $22,800.

(B) Private Placement

On February 6, 2021, the board of the Company approved that the Company is offering to sell up to 1,000,000 of Ordinary Shares at a price of $0.25 per Share (“Private Placement), The Private Placement is being made directly by the Company without the use of broker, dealer, underwriter or other intermediary, only to investors approved by the Company.

On June 30, 2021, the Company completed the closing of the Private Placement pursuant to which the Company totally sold 1,000,000 units, each such unit consisting of 1 share of Ordinary Share, at $0.25 per share for gross proceeds of $250,000.

F-16

(C) Irredeemable Convertible Preference Share (“ICPS”)

The board of directors is empowered to designate and issue from time to time one or more classes or series of preference shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. The Company, on January 28, 2022, through its subsidiary – AngkasaX Innovation Sdn Bhd had issued several tranche of preference share amounting to USD243,793 for 562,650 units at $0.4333 per share, USD438,302 for 919,558 at $0.4766 per share, USD288,852 for 636,300 at $0.4540 per share and USD2,145 for 4,650 units at $0.4613 per share respectively. Subsequently, on January 31, 2022, the Company has successfully completed and received its remaining portion of crowdfunding fundraising exercise on the Malaysia licensed Equity Crowdfunding (“ECF”) platform.

The “ICPS” were issued on the following term and condition:

(a) Issue

The “ICPS” shall be irredeemable convertible preference shares and each “ICPS” confers on the “ICPS” Holder for the rights, privileges and restriction set out in Term Sheet.

(b) Ranking of the “ICPS”

The “ICPS” will upon allotment and issue, rank equally amongst themselves, and will rank ahead in priority to the holders of the ordinary shares and all other classes of shares (if any) in the Company, in respect of payment out of the assets of the Company upon any liquidation, dissolution or winding up of the Company, provided always that the Board approves such payment out of the assets of the Company on this basis and further affirms the priority of payment to the “ICPS” Holder.

The “ICPS” will rank subordinated to all the Company’s creditors in respect of payment of debt and payments out of assets of the Company upon liquidation, dissolution, or winding up of the Company.

Notwithstanding anything to the contrary herein, the Board shall not issue any preference shares (other than additional “ICPS”) which rank equally with or in priority to, the “ICPS” unless the issue of such securities has first been approved by the “ICPS” Holders by way of an ordinary resolution of such holders.

(c) Conversion

(i) Entitlement to Convert

Upon expiration of the Tenure of the “ICPS” but not later than six months from the expiry date, the ICPS Holders shall have the rights to convert the “ICPS” to ordinary shares on the following mechanism:

●	Company successfully listed on United States capital markets via Initial Public Offering (IPO) exercise on or before expiration of the Tenure.

●	Company fail to list on United States capital markets via Initial Public Offering (IPO) after the expiration of the Tenure.

F-17

In the event the Company do not receive the conversion notice within six months from the last day of the Tenure, the Board of the Company may base on the request of the “ICPS” Holders have the discretion to extend the Tenure of the “ICPS” perpetually with the exact same terms as stated in Term Sheet and the Constitution of the Company.

(ii) Conversion Ratio

The conversion ratio is fixed as follow:

●	each one “ICPS” shall be converted to one ordinary share in the Company which shall be valued at the Subscription Price per share and shall be swapped with ordinary shares in the Company at a number of value equivalent to one time the “ICPS” issue price.

The conversion ratio will be subject to any necessary adjustments from time to time, at the determination of the Board, in the event of any alteration to the Company’s share capital, whether by way of rights issue, capitalisation issue, consolidation of shares, subdivision of shares or reduction of capital howsoever being effected, in accordance with the provisions of the Constitution of the Company. The Company will give notice in writing to the “ICPS” holders of its intention to make such adjustments to the conversion ratio.

If the conversion results in a fractional entitlement to new ordinary shares, such fractional entitlement will be disregarded and no refund or credit, whether in the form of “ICPS”, cash or otherwise, will be given in respect of the disregarded fractional entitlement.

(D) Private Offering

On September 12, 2023, the Company completed the closing of the Private Offering pursuant to which the Company totally sold 10,888 units, each such unit consisting of 1 share of Ordinary Share, at $5 per share for gross proceeds of $54,443.

On October 16, 2023, the Company completed the closing of the Private Offering pursuant to which the Company totally sold 20,000 and 33,333 units, each such unit consisting of 1 share of Ordinary Share, at $0.001 and $1.50 per share respectively, for gross proceeds of $50,020.

On April 15, 2024, the Company completed the closing of the Private Offering pursuant to which the Company totally sold 21,505 units, each such unit consisting of 1 share of Ordinary Share, at $1.00 per share, for gross proceeds of $21,505.

On April 24, 2024, the Company completed the closing of the Private Offering pursuant to which the Company totally sold 99,992 units, each such unit consisting of 1 share of Ordinary Share, at $1.00 per share, for gross proceeds of $99,992.

On April 25, 2024, the Company completed the closing of the Private Offering pursuant to which the Company totally sold 10,000 units, each such unit consisting of 1 share of Ordinary Share, at $1.00 per share, for gross proceeds of $10,000.

On May 2, 2024, the Company completed the closing of the Private Offering pursuant to which the Company totally sold 200,000 units, each such unit consisting of 1 share of Ordinary Share, at $0.50 per share, for gross proceeds of $100,000.

On May 28, 2024, the Company completed the closing of the Private Offering pursuant to which the Company totally sold 25,000 units, each such unit consisting of 1 share of Ordinary Share, at $1.00 per share, for gross proceeds of $25,000.

On May 29, 2024, the Company completed the closing of the Private Offering pursuant to which the Company totally sold 10,000 units, each such unit consisting of 1 share of Ordinary Share, at $1.00 per share, for gross proceeds of $10,000.

On June 6, 2024, the Company completed the closing of the Private Offering pursuant to which the Company totally sold 50,000 units, each such unit consisting of 1 share of Ordinary Share, at $1.00 per share, for gross proceeds of $50,000.

On November 5, 2024, the Company completed the closing of the Private Offering pursuant to which the Company totally sold 106,382 units, each such unit consisting of 1 share of Ordinary Share, at $1.00 per share, for gross proceeds of $106,382.

On November 5, 2024, the Company completed the closing of the Private Offering pursuant to which the Company totally sold 111,111 units, each such unit consisting of 1 share of Ordinary Share, at $1.00 per share, for gross proceeds of $111,111.

Note 14 – Income Taxes

The Company conducts its major businesses in Malaysia and is subject to tax in this jurisdiction. During the years ended December 31, 2024 and 2023, all taxable income of the Company is generated in Malaysia.

Provision for income taxes consisted of the following:

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
Current:
- BVI	$-	$-
- Malaysia	$-	$12,409

Deferred:
- BVI	$-	$-
- Malaysia	$-	$-
	$-	$12,409

A summary of loss before income taxes was comprised of the following:

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
Tax jurisdictions from:
- BVI	$(157,680)	$(366,738)
- Malaysia	$(986,990)	$(1,307,754)
Loss before income taxes	$(1,144,670)	$(1,674,492)

The following table summarizes a reconciliation of the Company’s statutory income tax rate to the Company’s effective tax rate as a percentage of income from continuing operations before taxes:

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
Statutory tax rate	(24.0)%	(24.0)%
Impairment of goodwill, intangible assets, and investments	-%	-%
Change in income tax valuation allowance	24.0%	24.0%
Effective tax rate	0.0%	0.0%

BVI

The British Virgin Islands (BVI) does not impose corporate income tax under its territorial tax system. As such, our company operating in the BVI are generally exempt from tax on profits, capital gains, dividends, and investment income.

Malaysia

The Company’s subsidiaries operating in Malaysia are subject to the Malaysian Income Tax Act 1967, under which the standard corporate income tax rate is 24% on chargeable income for the year. Deferred tax assets have not been recognized because it is not more likely than not that the Company will generate sufficient future taxable income to realize the benefits of those assets.

Labuan, Malaysia

The Company’s subsidiary operating in Labuan, Malaysia is classified as a non-trading (investment holding) entity and is therefore exempt from income tax under the Labuan Business Activity Tax Act 1990, subject to compliance with the minimum substance requirements.

Note 15 - Loss Per Share

Basic loss per share is computed using the weighted average number of shares outstanding. Diluted loss per share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to potentially diluted securities. There were no potential diluted securities outstanding for each of the periods presented. The following table sets forth the computation of basic and diluted loss per share:

	Year ended Dec 31, 2024	Year ended Dec 31, 2023
	(Audited)	(Audited)
Numerator:
Net loss	$(1,144,670)	$(1,686,901)
Denominator:
Weighted-average shares outstanding-Basic and diluted	229,000,001	229,000,001
Loss per share
-Basic and diluted	$(0.0050)	$(0.0074)

F-18

Note 16 – Segment Information

ASC 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about services categories, business segments and major customers in financial statements. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and Chief Operating Officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to similar customer base and similarities in economic characteristics: nature of services; and procurement and distribution processes.

a)	By Business Unit:

In 2024, the Company has five reportable segments based on its business units: Satellite Earth Observation, Satellite Ground Station Turnkey Services, Research & Development Center, Startup In Development and Holding Company. In 2023, the Company had four reportable segments: Satellite Ground Station Turnkey Services, Research & Development Center, Startup In Development and Holding Company.

i) Satellite Earth Observation

	Year ended Dec 31, 2024	Year ended Dec 31, 2023	Change	% Change
	(Audited)	(Audited)	(Audited)	(Audited)
Revenues	$70,004	$-	$70,004	-%
Cost of revenues	$(29,635)	$-	$(29,635)	-%
Other Income	$-	$-	$-	-%
Administrative expenses	$(298,856)	$-	$(298,856)	-%
Other expenses	$(3,763)	$-	$(3,763)	-%
Net loss before taxation	$(262,250)	$-	$(262,250)	-%

ii) Satellite Ground Station Turnkey Services

	Year ended Dec 31, 2024	Year ended Dec 31, 2023	Change	% Change
	(Audited)	(Audited)	(Audited)	(Audited)
Revenues	$28,783	$197,976	$(169,193)	(85)%
Cost of revenues	$(2,721)	$(62,887)	$60,166	96%
Other Income	$264	$530	$(266)	(50)%
Administrative expenses	$(90,466)	$(141,186)	$50,720	36%
Other expenses	$(8,923)	$(6,091)	$(2,832)	(46)%
Net loss before taxation	$(73,063)	$(11,658)	$(61,405)	(527)%

iii) Research & Development Center

	Year ended Dec 31, 2024	Year ended Dec 31, 2023	Change	% Change
	(Audited)	(Audited)	(Audited)	(Audited)
Revenues	$-	$764	$(764)	(100)%
Cost of revenues	$-	$(463)	$463	100%
Other Income	$123,748	$4,563	$119,185	2,612%
Administrative expenses	$(417,587)	$(657,265)	$239,678	36%
Other expenses	$(276,568)	$(210,488)	$(66,080)	(31)%
Net loss before taxation	$(570,407)	$(862,889)	$292,482	34%

iv) Startup In Development

	Year ended Dec 31, 2024	Year ended Dec 31, 2023	Change	% Change
	(Audited)	(Audited)	(Audited)	(Audited)
Revenues	$-	$-	$-	-%
Cost of revenues	$-	$-	$-	-%
Other Income	$-	$-	$-	-%
Administrative expenses	$(2,401)	$(381,713)	$379,312	99%
Other expenses	$(11)	$(2,752)	$2,741	100%
Net loss before taxation	$(2,412)	$(384,465)	$382,053	99%

v) Holding Company

	Year ended Dec 31, 2024	Year ended Dec 31, 2023	Change	% Change
	(Audited)	(Audited)	(Audited)	(Audited)
Revenues	$-	$-	$-	-%
Cost of revenues	$-	$-	$-	-%
Other Income	$20,327	$-	$20,327	-%
Administrative expenses	$(162,833)	$(397,655)	$234,822	59%
Other expenses	$(94,032)	$(17,825)	$(76,207)	(428)%
Net loss before taxation	$(236,538)	$(415,480)	$178,942	43%

Total of five reportable segments:

	Year ended Dec 31, 2024	Year ended Dec 31, 2023	Change	% Change
	(Audited)	(Audited)	(Audited)	(Audited)
Revenues	$98,787	$198,740	$(99,953)	(50)%
Cost of revenues	$(32,356)	$(63,350)	$30,994	49%
Other Income	$144,339	$5,093	$139,246	2,734%
Administrative expenses	$(972,143)	$(1,577,819)	$605,676	38%
Other expenses	$(383,297)	$(237,156)	$(146,141)	(62)%
Net loss before taxation	$(1,144,670)	$(1,674,492)	$529,822	32%

b)	By Country:

	For the year ended December 31, 2024
	BVI	Malaysia	Total
	(Audited)	(Audited)	(Audited)
Revenues	$-	$98,787	$98,787
Cost of revenues	$-	$(32,356)	$(32,356)
Other Income	$11	$144,328	$144,339
Administrative expenses	$(155,163)	$(816,980)	$(972,143)
Other expenses	$(2,528)	$(380,769)	$(383,297)
Net loss before taxation	$(157,680)	$(986,990)	$(1,144,670)

Total assets	$3,030	$1,613,601	$1,616,631
Total liabilities	$1,695,122	$2,977,199	$4,672,321

	For the year ended December 31, 2023
	BVI	Malaysia	Total
	(Audited)	(Audited)	(Audited)
Revenues	$-	$198,740	$198,740
Cost of revenues	$-	$(63,350)	$(63,350)
Other Income	$-	$5,093	$5,093
Administrative expenses	$(366,735)	$(1,211,084)	$(1,577,819)
Other expenses	$(3)	$(237,153)	$(237,156)
Net loss before taxation	$(366,738)	$(1,307,754)	$(1,674,492)

Total assets	$3,115	$1,863,801	$1,866,916
Total liabilities	$1,033,559	$2,592,416	$3,730,438

*Revenues and costs are attributed to countries based on the location of customers.

Note 17 – Concentration of Risk

a)	Major Customers

For the twelve months ended December 31, 2023, the Company generated total net revenue of $198,740, of which four customers accounted for 48%, 17%, 14% and 10% of our total revenue, amounting to $175,764.

For the twelve months ended December 31, 2024, the Company generated total net revenue of $98,787, of which one customer accounted for 71% of our total revenue, amounting to $70,004.

	For the year ended December 31,
	2024	2023	2024	2023	2024	2023
	Revenue	Revenue	% of Revenue	% of Revenue	Account receivables	Account receivables
Customer A	$-	$33,554	-%	17%	$-	$-
Customer B	$9,844	$19,714	10%	10%	$-	$-
Customer C	$-	$95,415	-%	48%	$-	$-
Customer D	$-	$27,081	-%	14%	$-	$-
Customer E	$18,939	$14,063	19%	7%	$6,240	$3,811
Customer F	$-	$8,149	-%	4%	$-	$-
Customer G	$-	$764	-%	-%	$-	$760
Customer H	$70,004	$-	71%	-%	$-	$-
Customer I	$-	$-	-%	-%	$1,385	$-
Total	$98,787	$198,740	100%	100%	$7,625	$4,571

b)	Major Vendors

For the twelve months ended December 31, 2023, the Company incurred cost of revenue of $63,350, of which only one supplier accounted for 66% of the Company’s purchases with no significant outstanding payables.

For the twelve months ended December 31, 2024, the Company incurred cost of revenue of $32,356, of which only one supplier accounted for 92% of the Company’s purchases with no significant outstanding payables.

	For the year ended December 31,
	2024	2023	2024	2023	2024	2023
	Cost of Revenue	Cost of Revenue	% of Cost of Revenue	% of Cost of Revenue	Account payables	Account payables
Vendor A	$-	$296	-%	-%	$-	$-
Vendor B	$-	$2,021	-%	3%	$-	$-
Vendor C	$558	$394	2%	1%	$-	$-
Vendor D	$-	$2,015	-%	3%	$-	$-
Vendor E	$-	$1,314	-%	2%	$-	$-
Vendor F	$-	$416	-%	1%	$-	$-
Vendor G	$-	$41,618	-%	66%	$-	$-
Vendor H	$-	$749	-%	1%	$-	$-
Vendor I	$-	$6,183	-%	10%	$-	$-
Vendor J	$-	$1,971	-%	3%	$-	$-
Vendor K	$-	$940	-%	1%	$-	$-
Vendor L	$744	$531	2%	1%	$-	$-
Vendor M	$-	$463	-%	1%	$-	$505
Vendor N	$-	$3,067	-%	5%	$-	$-
Vendor O	$135	$1,372	1%	2%	$-	$-
Vendor P	$55	$-	-%	-%	$-	$-
Vendor Q	$704	$-	2%	-%	$-	$-
Vendor R	$98	$-	-%	-%	$-	$-
Vendor S	$427	$-	1%	-%	$-	$-
Vendor T	$29,635	$-	92%	-%	$-	$-
Vendor U	$-	$-	-%	-%	$804	$-
Total	$32,356	$63,350	100%	100%	$804	$505

c)	Credit Risk

Financial instruments that are potentially subject to credit risk consist principally of accounts receivable. The Company believes the concentration of credit risk in its account receivables is substantially mitigated by its ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company evaluates the need for an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Risks are substantially mitigated as payments are progressive based on work completed.

Note 18 – Comparative Figures

The Company has adjusted by reclassifying the amount of $104,463 from additional paid-in capital to accrued expenses and other payables in the Consolidated Balance Sheet and Consolidated Statement of Changes In Stockholder’s Equity as at December 31, 2023, to conform with the current year’s presentation. The reclassification does not impact the accumulated deficit as at December 31, 2023, or the net income for the year then ended.

Note 19 – Significant Events

There were no significant events to be disclosed as at the date of December 31, 2024.

Note 20 – Subsequent Events

The Company has evaluated subsequent events that occurred after December 31, 2024 up through the date of the Company issued audited consolidated financial statements in accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.

On January 6, 2025, the Company completed the closing of the Private Offering pursuant to which the Company totally sold 10,000 units, each such unit consisting of 1 share of Ordinary Share, at $1.00 per share, for gross proceeds of $10,000. On February 12, 2025, the Company completed the closing of the Private Offering pursuant to which the Company totally sold 111,111 units, each such unit consisting of 1 share of Ordinary Share, at $1.00 per share, for gross proceeds of $111,111.

Other than the private offerings described above, there were no other subsequent events that required recognition or disclosure.

F-19